Exhibit 99.1

WorldHeart Receives Unconditional BTT Study Approval from FDA for Levacor™ VAD

Study Size Reduced

SALT LAKE CITY, January 8, 2010 — World Heart Corporation (“WorldHeart”; NASDAQ: WHRT), a developer of mechanical circulatory systems, announced today that it has received unconditional approval from the U.S. Food and Drug Administration (“FDA”) for the bridge-to-transplant (“BTT”) study of the Levacor Ventricular Assist Device (“VAD”).  Study enrollment will encompass 160 subjects, a reduction from the approximately 200 subjects of the original statistical plan.  As previously announced, the BTT study will begin initially at ten clinical sites.

“We are especially pleased to receive unconditional approval for the Levacor BTT clinical trial in conjunction with a significant reduction in total sample size,” notes Mr. J. Alex Martin, WorldHeart’s President and Chief Executive Officer.  “Since receiving the FDA’s conditional approval, we have been actively working with involved physicians, their hospital administrations and Institutional Review Boards (IRBs) to attain individual center readiness.  We have also been providing in-depth surgical and technical training and expect to have our first implant this quarter.”

As described by Mr. Jal S. Jassawalla, WorldHeart’s Executive Vice President and Chief Technology Officer, “The Levacor VAD is the only fully magnetically levitated , bearingless,  implantable centrifugal pump to move into clinical trial”.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD’s only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.  Mr. Jassawalla said, “We are enthusiastic about the potential for this technology and look forward to demonstrating its safety and efficacy in the upcoming trial.”

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems in Salt Lake City, Utah with additional facilities in Oakland, California, USA and Herkenbosch, The Netherlands. World Heart’s registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart’s bridge-to-transplant clinical study of the Levacor Ventricular Assist Device, strategic direction, increase in shareholder value, access to investment capital, its clinical development programs and the product pipeline, and the growth of WorldHeart’s overall business, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: WorldHeart’s need for additional capital in the future; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart’s products; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Contact:  Mr. Morgan R. Brown, Executive Vice President and Chief Financial Officer of World Heart Corporation, +1-801-303-4361.